QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.3

CONSENT OF MORGAN KEEGAN & COMPANY, INC.

[LETTERHEAD OF MORGAN KEEGAN & COMPANY, INC.]

    April 24, 2001

    Pursuant to the penultimate paragraph of our letter to the Board of Directors of Community Trust Financial Services Corporation dated March 13, 2001, we hereby consent to the use of our opinion attached as Appendix C to the Registration Statement on Form S-4 of GB&T Bancshares, Inc., and confirmed as of this date, and to the references to such opinion and to our firm contained in the section entitled "—Opinion of Financial Advisor to Community Trust Financial Services Corporation" of the Proxy Statement/Prospectus that is a part of said Registration Statement

                      Very truly yours,

                      /s/ MORGAN KEEGAN & COMPANY, INC.

QuickLinks

EXHIBIT 23.3 CONSENT OF MORGAN KEEGAN & COMPANY, INC.